Exhibit 99.1

Shareholder Update

June 8, 2004

Dear Fellow Shareholder:

        For the first time since 1987, your company is a totally domestic business with no operations or investments outside the United States.

        On May 31, we completed the sale of our Canadian utility assets to Fortis Inc. for $1.08 billion, including the assumption by Fortis of $113 million in debt. Prior to closing, we repaid debt of $215 million under a 364-day unsecured loan and $15 million of a bank credit facility, both of which related to the Canadian operations. This is the last major asset sale in the overall restructuring plan we launched in mid-2002.

        The sale is a significant milestone for two reasons. First, it adds more than $600 million to our liquidity, giving us a substantial cash position from which we can reduce liabilities. Second, it allows us to focus still more of our management attention on operating and improving our seven-state domestic utility business.

        In recent months we have also made progress dealing with non-regulated generation assets. Most noteworthy, we exited from our Aries power plant investment in Missouri, eliminating a $23 million annual obligation that would have begun in 2005.

        Our core Domestic Utilities business continues to improve, providing the foundation for our future recovery and growth. Since February 2003, it has implemented a total of $81.5 million in rate increases and another $30.6 million in requested rate relief is currently pending. Partially offsetting these additions to revenue are increased operating costs. In particular, we have had to increase our customer service staff, and our costs for fuel and purchased power exceed what we are permitted to recover from customers. We will continue to pursue legislative changes to eliminate cost recovery inequities and seek out ways to improve the efficiency and effectiveness of our utility operations.

        Restoring the company’s financial stability continues to be our primary goal. We’ve sold more than $3.3 billion in non-core assets since beginning our restructuring, but we have critically important steps remaining. We must restructure or settle the remaining tolling agreement; deal with our prepaid gas obligations; continue to wind down our energy trading portfolio and recover related collateral; and pay down or restructure debt to a manageable level. None of these tasks will be easy, but each is imperative for Aquila to regain its footing as a financially strong utility operator.

        Our financial results for this year’s first quarter were flat compared to the 2003 first quarter. We reported a loss of $.26 per fully diluted share, or a net loss of $51.8 million on sales of $553.2 million. Those results primarily reflect losses associated with the continued wind-down of our wholesale energy trading portfolio, the sale of non-core assets and interest costs. In the first quarter of 2003, Aquila had a loss of $.27 per fully diluted share, or a net loss of $51.9 million on sales of $522.8 million.

        In the 2004 first quarter, the beneficial effect of utility rate increases was offset by warmer winter weather. Earnings of Domestic Utilities were also hurt by higher costs of natural gas used to generate electricity, since those costs could not be passed on to customers in Missouri, and by increased insurance costs. Merchant Services lost $126 million in this year’s first quarter and $108 million a year earlier, primarily due to various restructuring items.

        We will carefully consider our choices as we apply our cash to reduce or restructure debt and exit unfavorable contracts. As these liabilities are eliminated, the recurring cash outflows and losses from those situations should lessen considerably. However, we may initially spend significant sums and incur significant losses to achieve those longer-term benefits.

        As we prepared to print this letter, we learned of a request for a temporary restraining order filed by two units of Chubb Insurance Group. The filing asks that proceeds from our Canadian asset sale not be used to repay Aquila debt. We are seeking an expedited hearing on this matter and will respond to Chubb’s request when the hearing takes place. We believe the case has no merit and are confident we will prevail.

        At our 2004 annual meeting of shareholders held in Kansas City on May 5, four directors were reelected to Aquila’s board of directors. John R. Baker, retired vice chairman of the company, was reelected to a one-year term. Reelected to three-year terms were Irvine O. Hockaday, Jr., retired president and chief executive officer of Hallmark Cards, Inc.; Heidi E. Hutter, chief executive officer and a principal of The Black Diamond Group, LLC; and Dr. Stanley O. Ikenberry, former president of the American Council of Education. No other voting matters were on the agenda.

        This month Patrick J. Lynch joined our board as a new director. He recently retired as senior vice president and chief financial officer of Texaco, Inc. His financial expertise will be a definite asset to the board as we continue working to reduce our liabilities.

        I have met personally with close to 1,000 Aquila shareholders over the past three months, and the questions, comments and suggestions I have received at these meetings have been very valuable. I intend to continue this dialogue. Regaining the company’s credibility with shareholders is among my highest priorities, and I know that will only happen if we achieve the rest of our stated goals and return to profitability.

        Our employees own about 5 percent of our outstanding shares. They not only are an extremely dedicated team; they also have a vested interest in making our success real. I remind them frequently that plenty of serious challenges remain. Based on their performance over the past two years, I have ample reason to believe that they will continue to rise to the occasion.

        I hope you will make use of the many types of detailed information that we continually make available on our website at www.aquila.com. We also provide recorded news and information toll-free at 888-828-2000. I appreciate your support and look forward to giving you another progress report later this year.

      Sincerely,

      /s/ Richard C. Green

Richard C. Green

Chairman and Chief Executive Officer

Frequently Asked Shareholder Questions

When will the dividend be restored?

        We can’t give an estimate of when the dividend may return. Right now our focus is on reducing debt and other liabilities and again being a seven-state domestic utility. We’ve stated that we expect to lose money through 2004 as we continue to restructure the company. Our resources, including proceeds from asset sales, are being used to pay down debt and strengthen the balance sheet.

        Payment of a dividend is a common characteristic of utility companies. Once Aquila completes its transition back to its utility roots and the board is comfortable with the health and financial outlook of the company’s operations, the directors will consider restoring a dividend.

How can shareholders be assured that the board is acting in their best interests?

        Aquila exceeds the New York Stock Exchange and Sarbanes-Oxley requirements for board independence. Aquila’s commitment to board independence preceded the enactment of legislation. Historically, new independent board members have replaced retiring Aquila directors.

        Last year, an additional independent director—Dr. Michael M. Crow—was elected to the board, and just last month, Patrick Lynch, former CFO of Texaco, Inc., joined the board. Of the nine current directors, only Rick Green is an insider.

        This independence allows board members to act purely in the interests of shareholders, without conflict. Last year, the board elected Herman Cain as the lead independent director. Under Mr. Cain’s direction, the board meets without the chairman present to discuss the performance of the company and its officers.

What will you do with the cash from your asset sales?

        We plan to use $400 million of the cash to pay off the two senior notes maturing in July and October 2004. Beyond that, we may use our cash to restructure contracts such as tolling agreements or prepaid gas contracts and buy back debt (bonds). We have not communicated detailed plans, as we are still in the process of evaluating which options will give us the best results.

Is the current management team capable of turning the company around and operating the company’s core utility business?

        The Aquila management team, with the support of the company’s 3,200 employees, has the determination to return the company to financial stability. They have established a plan for the company’s turnaround and have made significant progress implementing the plan. The current leadership team has a solid mix of energy industry and business experience and a successful track record of achieving results. Together they understand the challenges ahead and, more importantly, they are in the best position to restore Aquila’s financial health.

        Another important fact is that Aquila employees are also shareholders. Our employee-owners have a vested interest in seeing Aquila’s dividend resume and the stock price improve. This is a major factor in decisions that we make every day.

Your March 2002 letter to shareholders said the company was strong. What happened?

        Everything in that March 2002 shareholder letter was true. Enron had just declared bankruptcy and, like many other energy merchant competitors, we saw that as an opportunity to increase our market share. What we didn’t see or anticipate was the depth of the market’s reaction to Enron’s fall.

        The credit rating agencies changed their rules for companies in the energy merchant business. They began requiring much stronger balance sheets with larger cash balances, things we just couldn’t deliver given our size. The capital markets tightened up and fewer investors and bankers were willing to invest or loan money to companies in the industry. These factors and the rapidly deteriorating energy market made it very clear that Aquila had to exit the energy marketing and trading business. The reality of doing this was that about half of our earnings stream disappeared. Without those earnings, the company is over-leveraged. We have too much debt for a company our size and are now working to correct that condition.

        Shutting down the merchant side of our company has been a very difficult task, as Aquila was one of the leading firms in the industry for the past 16 years. It’s little consolation, but it should be noted that nine of the top-10 energy marketing and trading firms have announced plans to exit the business. Aquila was the first to do so. The benefit of this early move is that the company is well on its way to getting the job done, and was able to reach the markets and sell assets ahead of our competitors. There is still work to do, but we’re continuing to make significant progress.

Why did S&P downgrade Aquila again in April? What effect has this had on the company?

        Standard & Poor’s reduced our credit rating one notch from B to B- in April. This brought their rating of Aquila more in line with those of other credit rating agencies. The rating change really had no effect on Aquila, since it did not trigger any further collateral or interest rate increases. Judging from our stock price, the market did have an initial negative reaction to the news.

        S&P stated that they would like to see quicker progress in restructuring some of our remaining merchant liabilities, such as tolling agreements and prepaid gas contracts. We communicate regularly with the rating agencies and will continue to keep them updated on our progress.

Why did you change your name from UtiliCorp to Aquila? Are you going to change it back?

        The company had been operating under several different names throughout our service territory – such as Missouri Public Service, Peoples Natural Gas and Michigan Gas Utilities. It was confusing to both our customers and shareholders. We needed one name to unify the company and its employees around the country.

        At the time the decision was made to change our name, the merchant business (which was “Aquila”) was a large part of our earnings stream. That business looked to be the growth engine for the company, and it made sense at the time to more closely identify ourselves with this large part of the business.

        Just after the name change went into effect, things changed in the merchant energy business.

        To change the name back to UtiliCorp would be costly, so it’s not a move we are considering at this time. We are focused entirely on completing our restructuring.

Forward-Looking Statements

The statement that we believe we will prevail against the two Chubb insurance units in their request for a court order restricting our use of proceeds from the sale of our Canadian assets is a forward-looking statement. Important factors that could cause actual results to differ materially from those in the forward-looking statement include: (i) the judge’s interpretation of the law and Chubb’s contractual rights and legal remedies could differ significantly from our own; (ii) judges can be difficult to predict and the judge may in fact rule in favor of Chubb.